Exhibit 10.1

AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT

OF

EVERCORE LP

Dated as of [                ], 2006

THE PARTNERSHIP UNITS OF EVERCORE LP HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED, THE SECURITIES LAWS OF ANY STATE OR ANY OTHER APPLICABLE SECURITIES LAWS AND ARE BEING SOLD IN RELIANCE UPON EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND SUCH LAWS. SUCH UNITS MUST BE ACQUIRED FOR INVESTMENT ONLY AND MAY NOT BE OFFERED FOR SALE, PLEDGED, HYPOTHECATED, SOLD, ASSIGNED OR TRANSFERRED AT ANY TIME EXCEPT IN COMPLIANCE WITH (I) THE SECURITIES ACT, ANY APPLICABLE STATE SECURITIES LAWS, AND ANY OTHER APPLICABLE SECURITIES LAWS; AND (II) THE TERMS AND CONDITIONS OF THIS AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT. THE UNITS MAY NOT BE TRANSFERRED OF RECORD EXCEPT IN COMPLIANCE WITH SUCH LAWS AND THIS LIMITED PARTNERSHIP AGREEMENT. THEREFORE, PURCHASERS OF SUCH UNITS WILL BE REQUIRED TO BEAR THE RISK OF THEIR INVESTMENT FOR AN INDEFINITE PERIOD OF TIME.

Table of Contents

		Page
ARTICLE I

DEFINITIONS

SECTION 1.01.	Definitions	1

ARTICLE II

FORMATION, TERM, PURPOSE AND POWERS

SECTION 2.01.	Formation	10
SECTION 2.02.	Name	10
SECTION 2.03.	Term	10
SECTION 2.04.	Offices	10
SECTION 2.05.	Agent for Service of Process	10
SECTION 2.06.	Business Purpose	10
SECTION 2.07.	Powers of the Partnership	10
SECTION 2.08.	Partners; Admission of New Partners	10
SECTION 2.09.	Withdrawal	11

ARTICLE III

MANAGEMENT

SECTION 3.01.	General Partner	11
SECTION 3.02.	Equity Committee	11
SECTION 3.03.	Compensation	12
SECTION 3.04.	Expenses	12
SECTION 3.05.	Officers	12
SECTION 3.06.	Authority of Partners	12
SECTION 3.07.	Action by Written Consent	13

ARTICLE IV

DISTRIBUTIONS

SECTION 4.01.	Distributions	13
SECTION 4.02.	Liquidation Distribution	14
SECTION 4.03.	Limitations on Distribution	14

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AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT

OF

EVERCORE LP

This AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT (this “Agreement”) of Evercore LP (the “Partnership”) is made as of the [            ] day of [            ], 2006, by and among Evercore Partners Inc., a corporation formed under the laws of the State of Delaware, as general partner, and the Limited Partners (as defined herein) of the Partnership.

W I T N E S S E T H:

WHEREAS, the Partnership was formed as a limited partnership pursuant to the Delaware Revised Uniform Limited Partnership Act, 6 Del. C. Section 17-101, et seq., as it may be amended from time to time (the “Act”), by the filing of a Certificate of Limited Partnership (the “Certificate”) with the Office of the Secretary of State of the State of Delaware on May 12, 2006;

WHEREAS, the parties hereto desire to enter into this Agreement to amend and restate the Limited Partnership Agreement of the Partnership dated as of May 12, 2006; and

WHEREAS, the parties hereto desire to enter into this Amended and Restated Limited Partnership Agreement of the Partnership and to replace the general partner and permit the admission of the Limited Partners to the Partnership.

NOW, THEREFORE, in consideration of the mutual promises and agreements herein made and intending to be legally bound hereby, the parties hereto agree to amend and restate the Original Agreement (as defined herein) in its entirety to read as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01. Definitions. Capitalized terms used herein without definition have the following meanings (such meanings being equally applicable to both the singular and plural form of the terms defined):

“Act” has the meaning set forth in the preamble of this Agreement.

“Additional Credit Amount” has the meaning set forth in Section 4.01(b)(ii).

“Adjusted Capital Account Balance” means, with respect to each Partner, the balance in such Partner’s Capital Account adjusted (i) by taking into account the adjustments, allocations and distributions described in U.S. Treasury Regulations Sections 1.704-1(b)(2)(ii)(c)(4), (5) and (6); and (ii) by adding to such balance such Partner’s share of Partnership Minimum Gain and Partner Nonrecourse Debt Minimum Gain, determined pursuant to Regulations Sections 1.704-2(g) and 1.704-2(i)(5) any amounts such Partner is obligated to restore pursuant to any provision of this Agreement or by applicable law. The foregoing definition of Adjusted Capital Account Balance is intended to comply with the provisions of Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

“Affiliate” means, with respect to a specified Person, any other Person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such specified Person.

“Agreement” has the meaning set forth in the preamble of this Agreement.

“Amended Tax Amount” has the meaning set forth in Section 4.01(b)(ii).

“Assignee” has the meaning set forth in Section 8.08.

“Assumed Tax Rate” means the highest effective marginal combined U.S. federal, state and local income tax rate for a Fiscal Year prescribed for an individual or corporate resident in New York, New York (taking into account (a) the nondeductiblity of expenses subject to the limitation described in Section 67(a) of the Code and (b) the character (e.g., long-term or short-term capital gain or ordinary or exempt income) of the applicable income, but not taking into account the deductibility of state and local income taxes for U.S. federal income tax purposes). For the avoidance of doubt, the Assumed Tax Rate will be the same for all Partners.

“Available Cash” means, with respect to any fiscal period, the amount of cash on hand which the General Partner, in its reasonable discretion, deems available for distribution to the Partners, taking into account all debts, liabilities and obligations of the Partnership then due and amounts which the General Partner, in its reasonable discretion, deems necessary to expend or retain for working capital or to place into reserves for customary and usual claims with respect to the Partnership’s operations.

“Beneficial Ownership” means such term as set forth in Rule 13d-3 under the Exchange Act.

“Capital Account” means the separate capital account maintained for each Partner in accordance with Section 5.03 hereof.

“Capital Contribution” means, with respect to any Partner, the aggregate amount of money contributed to the Partnership and the Carrying Value of any property (other than money), net of any liabilities assumed by the Partnership upon contribution or to which such property is subject, contributed to the Partnership pursuant to Article V.

“Carrying Value” means, with respect to any asset of the Partnership, the asset’s adjusted basis for U.S. federal income tax purposes, except that the Carrying Values of all such assets shall be adjusted to equal their respective fair market values (as reasonably determined by the General Partner) in accordance with the rules set forth in Treasury Regulations Section 1.704-1(b)(2)(iv)(f), except as otherwise provided herein, immediately prior to: (a) the date of the acquisition of any additional Interest by any new or existing Partner in exchange for more than a de minimis capital contribution to the Partnership, (b) the date of the distribution of more than a de minimis amount of Partnership property (other than a pro rata distribution) to a Partner or (c) the date of a grant of any additional Interest to any new or existing Partner as consideration for the provision of services to or for the benefit of the partnership; provided, that adjustments pursuant to clauses (a), (b) and (c) above shall be made only if the General Partner in good faith determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the Partners or required by regulations. The Carrying Value of any asset distributed to any Partner shall be adjusted immediately prior to such distribution to equal its gross fair market value. The Carrying Value of any asset contributed by a Partner to the Partnership shall be the gross fair market value of the asset as of the date of its contribution thereto. In the case of any asset that has a Carrying Value that differs from its adjusted tax basis, Carrying Value shall be adjusted by the amount of depreciation calculated for purposes of the definition of “Profits and Losses” rather than the amount of depreciation determined for U.S. federal income tax purposes.

“Certificate” has the meaning set forth in the preamble of this Agreement.

“Certificate of Incorporation” means the Amended and Restated Certificate of Incorporation of the General Partner, as filed on [            ], 2006 with the Secretary of State of the State of Delaware pursuant to the Delaware General Corporation Law, as such certificate may be amended from time to time.

“Change of Control” means the occurrence of any of the following: (1) the sale, lease, transfer, conveyance or other disposition, in one or a series of related transactions, of all or substantially all of the assets of the General Partner or the Partnership to any Person if any Person or affiliated Group of Persons (other than the General Partner, a Founding Limited Partner or any of their respective Affiliates) will be, immediately following the consummation of such transaction or transactions, the beneficial owner, directly or indirectly, of more than 50% of the then outstanding securities or voting securities of such Person; (2) the dissolution of the General Partner or the Partnership (other than by way of merger, consolidation or a reorganization transaction); (3) the consummation of any transaction (including, without limitation, any merger, consolidation or a reorganization transaction) the result of which is that any Person or affiliated Group of Persons (other than the General Partner, a Founding Limited Partner or any of their respective Affiliates) becomes the beneficial owner, directly or indirectly, of more than 50% of the then outstanding Partnership Units and/or more than 50% of the voting power of the General Partner’s then outstanding voting securities; or (4) the consummation of any transaction subject to Rule 13e-3 under the Exchange Act.

“Charity” means any organization that is organized and operated for a purpose described in Section 170(c) of the Code (determined without reference to Code Section 170(c)(2)(A)) and described in Code Sections 2055(a) and 2522 or any organization that is organized and operates according to the Mexican Civil Code for each of the federal entities and is incorporated for the realization of a common goal, which should not be mainly of an economic nature.

“Class” means the classes of Units into which the interests in the Partnership may be classified or divided from time to time pursuant to the provisions of this Agreement.

“Class A Common Stock” means Class A common stock, par value $0.0001 per share, of the General Partner.

“Class A Units” means collectively, the Class A-1 Units and the Class A-2 Units.

“Class A-1 Units” means the Class A-1 Units of the Partnership representing the interests in the Partnership set forth in this Agreement.

“Class A-2 Units” means the Class A-2 Units of the Partnership representing the interests in the Partnership set forth in this Agreement.

“Class B Units” means, collectively, the Class B-1 Units and the Class B-2 Units.

“Class B-1 Units” means the Class B-1 Units of the Partnership representing the interests in the Partnership set forth in this Agreement.

“Class B-2 Units” means the Class B-2 Units of the Partnership representing the interests in the Partnership set forth in this Agreement.

“Class C Units” means the Class C Units of the Partnership representing the interests in the Partnership set forth in this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Contingencies” has the meaning set forth in Section 9.03(b).

“Control” (including the terms “Controlled by” and “under common Control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise, including, without limitation, the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person.

“Credit Amount” has the meaning set forth in Section 4.01(b)(ii) of this Agreement.

“Creditable Foreign Tax” means a foreign tax paid or accrued for United States federal income tax purposes by the Partnership, in either case to the extent that such tax is eligible for credit under Section 901(a) of the Code. A foreign tax is a creditable foreign tax for these purposes without regard to whether a partner receiving an allocation of such foreign tax elects to claim a credit for such amount. This definition is intended to be consistent with the definition of “creditable foreign tax” in Temporary Treasury Regulations Section 1.704-1T(b)(4)(xi)(b), and shall be interpreted consistently therewith.

“Disability” means, as to any Person, such Person’s inability to perform in all material respects his or her duties and responsibilities to the General Partner, or any of its

Affiliates, by reason of a physical or mental disability or infirmity which inability is reasonably expected to be permanent and has continued (i) for a period of six consecutive months or (ii) such shorter period as the Equity Committee may reasonably determine in good faith.

“Disabling Event” means the General Partner ceasing to be the general partner of the Partnership pursuant to Section 17-402 of the Act.

“Dissolution Event” has the meaning set forth in Section 9.02 of this Agreement.

“Employed Initial Non-Founding Limited Partner” has the meaning set forth in Section 8.03(d) of this Agreement; provided, however, that for the purposes of Sections 8.03 and 8.04 of this Agreement only, Ms. M. Sharon Lewellen shall be considered an Employed Initial Non-Founding Limited Partner regardless of whether she is then employed by the General Partner, the Partnership or any of its subsidiaries.

“Encumbrance” means any mortgage, claim, lien, encumbrance, conditional sales or other title retention agreement, right of first refusal, preemptive right, pledge, option, charge, security interest or other similar interest, easement, judgment or imperfection of title of any nature whatsoever.

“Equity Committee” has the meaning set forth in Section 3.02.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Notice” has the meaning set forth in Section 8.04(b).

“Family Trust” means, in respect of any Limited Partner, any trust, provided that (i) such trust is governed by the law of the state of New York or Alaska or the United States of Mexico; (ii) any trustee of such trust, during the period in which such trust holds Units, is a director or Senior Managing Director-level employee of the General Partner, the Partnership or any of its subsidiaries; (iii) the beneficiaries (other than remote contingent beneficiaries) of such trust are limited to the transferor, the transferor’s spouse, and the ancestors and lineal descendants of the transferor; and (iv) such trust prohibits distributions of Units to the beneficiaries, other than distributions to the transferor to satisfy required annuity payments.

“Final Tax Amount” has the meaning set forth in Section 4.01(b)(ii).

“Fiscal Year” means (i) the period commencing upon the formation of the Partnership and ending on December 31, 2005 or (ii) any subsequent twelve-month period commencing on January 1 and ending on December 31.

“Forfeited Initial Unvested Units” has the meaning set forth in Section 8.02(a).

“Founding Limited Partner” means each of Mr. Roger C. Altman, Mr. Austin M. Beutner, Mr. Pedro Aspe, the Roger C. Altman 2005 Grantor Retained Annuity Trust, Roger C. Altman 1997 Family Limited Partnership, the Austin M. Beutner 2005 Grantor

Retained Annuity Trust, A & N Associates, LP, the Beutner Family 2001 Long-Term Trust, the Paspro Trust and Fideicomiso F/147S, Banco Inbursa, S.A. Institucion de Banco Multiple, Grupo Financiero Imbursa, as Trustee of Inbrusa Trust F/1475.

“GAAP” means accounting principles generally accepted in the United States of America as in effect from time to time.

“General Partner” means Evercore Partners Inc. or any successor general partner admitted to the Partnership in accordance with the terms of this Agreement.

“Incapacity” means, with respect to any Person, the bankruptcy, dissolution, termination, entry of an order of incompetence, or the insanity, permanent disability or death of such Person.

“Incentive Plan” means any equity incentive or similar plan pursuant to which the General Partner may issue shares of Class A Common Stock from time to time.

“Initial Founding Limited Partner Units” means the aggregate number of Class A Units owned by the Founding Limited Partners on the date of this Agreement.

“Initial Non-Founding Limited Partner” means each Limited Partner as of the date of this Agreement other than the Founding Partners.

“Initial Limited Partner” means each Limited Partner as of the date of this Agreement.

“IPO” has the meaning set forth in Section 8.01(a).

“Initial Units” means, with respect to any Initial Limited Partner, the aggregate number of Units owned by such Initial Limited Partner as of the date of this Agreement.

“Initial Unvested Units” means, with respect to any Non-Founding Limited Partner, the aggregate number of Unvested Units owned by such Non-Founding Limited Partner as of the date of this Agreement.

“Intangible Assets” means the assets of the Partnership that are described in Section 197(d) of the Code.

“Intangible Asset Gain” means the net gain recognized by the Partnership with respect to the Partnership’s Intangible Assets in connection with the actual or hypothetical sale of all or substantially all of the assets of the Partnership, including but not limited to net capital gain realized in connection with an adjustment to the Carrying Value of Partnership assets; provided, however, that any such gain shall constitute “Intangible Asset Gain” only to the extent that any such gain exceeds losses previously recognized in an actual or hypothetical sale of Intangible Assets.

“Law” means any statute, law, ordinance, regulation, rule, code, executive order, injunction, judgment, decree or other order issued or promulgated by any national,

supranational, state, federal, provincial, local or municipal government or any administrative or regulatory body with authority therefrom with jurisdiction over the Partnership or any Partner, as the case may be.

“Limited Partner” means each of the Persons from time to time listed as a limited partner in the books and records of the Partnership.

“Liquidation Agent” has the meaning set forth in Section 9.03 of this Agreement.

“Maximum Exchangeable Units” has the meaning set forth in Section 8.04(a).

“Net Taxable Income” has the meaning set forth in Section 4.01(b)(i).

“Non-Employed Initial Non-Founding Limited Partner” has the meaning set forth in Section 8.02(b)(i).

“Non-Founding Limited Partner” means each Limited Partner other than the Founding Partners.

“Nonrecourse Deductions” has the meaning set forth in Treasury Regulations Section 1.704-2(b). The amount of Nonrecourse Deductions of the Partnership for a fiscal year equals the net increase, if any, in the amount of Partnership Minimum Gain of the Partnership during that fiscal year, determined according to the provisions of Treasury Regulations Section 1.704-2(c).

“Original Agreement” has the meaning set forth in the preamble of this Agreement.

“Partners” means, at any time, each person listed as a Partner (including the General Partner) on the books and records of the Partnership, in each case for so long as he, she or it remains a Partner as provided hereunder.

“Partnership” has the meaning set forth in the preamble of this Agreement.

“Partnership Minimum Gain” has the meaning set forth in Treasury Regulations Sections 1.704-2(b)(2) and 1.704-2(d).

“Partner Nonrecourse Debt Minimum Gain” means an amount with respect to each partner nonrecourse debt (as defined in Treasury Regulations Section 1.704-2(b)(4)) equal to the Partnership Minimum Gain that would result if such partner nonrecourse debt were treated as a nonrecourse liability (as defined in Treasury Regulations Section 1.752-1(a)(2)) determined in accordance with Treasury Regulations Section 1.704-2(i)(3).

“Partner Nonrecourse Deductions” has the meaning ascribed to the term “partner nonrecourse deductions” set forth in Treasury Regulations Section 1.704-2(i)(2).

“Permitted Exchange” has the meaning set forth in Section 8.03(d) of this Agreement.

“Permitted Exchange Party” has the meaning set forth in Section 8.03(d) of this Agreement.

“Permitted Transferee” has the meaning set forth in Section 8.05 of this Agreement.

“Person” means any individual, corporation, partnership, limited partnership, limited liability company, limited company, joint venture, trust, unincorporated or governmental organization or any agency or political subdivision thereof.

“Profits” and “Losses” means, for each Fiscal Year or other period, the taxable income or loss of the Partnership, or particular items thereof, determined in accordance with the accounting method used by the Partnership for U.S. federal income tax purposes with the following adjustments: (a) all items of income, gain, loss or deduction allocated pursuant to Section 5.05 shall not be taken into account in computing such taxable income or loss; (b) any income of the Partnership that is exempt from U.S. federal income taxation and not otherwise taken into account in computing Profits and Losses shall be added to such taxable income or loss; (c) if the Carrying Value of any asset differs from its adjusted tax basis for U.S. federal income tax purposes, any gain or loss resulting from a disposition of such asset shall be calculated with reference to such Carrying Value; (d) upon an adjustment to the Carrying Value (other than an adjustment in respect of depreciation) of any asset, pursuant to the definition of Carrying Value, the amount of the adjustment shall be included as gain or loss in computing such taxable income or loss; (e) if the Carrying Value of any asset differs from its adjusted tax basis for U.S. federal income tax purposes, the amount of depreciation, amortization or cost recovery deductions with respect to such asset for purposes of determining Profits and Losses, if any, shall be an amount which bears the same ratio to such Carrying Value as the U.S. federal income tax depreciation, amortization or other cost recovery deductions bears to such adjusted tax basis (provided, that if the U.S. federal income tax depreciation, amortization or other cost recovery deduction is zero, the General Partner may use any reasonable method for purposes of determining depreciation, amortization or other cost recovery deductions in calculating Profits and Losses); and (f) except for items in (a) above, any expenditures of the Partnership not deductible in computing taxable income or loss, not properly capitalizable and not otherwise taken into account in computing Profits and Losses pursuant to this definition shall be treated as deductible items.

“Related Partner” means (1) with respect to Mr. Roger C. Altman, each of the Roger C. Altman 2005 Grantor Retained Annuity Trust and the Roger C. Altman 1997 Family Limited Partnership, (2) with respect to Mr. Austin M. Beutner, each of the Austin M. Beutner 2005 Grantor Retained Annuity Trust, A & N Associates, LP and the Beutner Family 2001 Long-Term Trust and (3) with respect to Mr. Pedro Aspe, each of the Paspro Trust and the Fideicomiso F/147S, Banco Inbursa, S.A. Institucion de Banco Multiple, Grupo Financiero Imbursa, as Trustee of Inbrusa Trust F/1475.

“Securities Act” means the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Tax Advance” has the meaning set forth in Section 5.07.

“Tax Amount” has the meaning set forth in Section 4.01(b)(i).

“Tax Distribution” has the meaning set forth in Section 4.01(b)(i).

“Tax Matters Partner” has the meaning set forth in Section 5.08.

“Total Percentage Interest” means, with respect to any Partner, the quotient obtained by dividing the number of Units (vested or unvested) then owned by such Partner by the number of Units then owned by all Partners.

“Transfer” means, in respect of any Unit, property or other asset, any sale, assignment, transfer, distribution or other disposition thereof, whether voluntarily or by operation of Law, including, without limitation, the exchange of any Unit for any other security.

“Transferee” means any Person that is a transferee of a Partner’s interest in the Partnership, or part thereof.

“Treasury Regulations” means the income tax regulations, including temporary regulations, promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

“Units” means the Class A Units, the Class B Units, the Class C Units and any other class of units authorized in accordance with this Agreement, which shall constitute interests in the Partnership as provided in this Agreement and under the Act, entitling the holders thereof to the relative rights, title and interests in the profits, losses, deductions and credits of the Partnership at any particular time as set forth in this Agreement, and any and all other benefits to which a holder thereof may be entitled as a Partner as provided in this Agreement, together with the obligations of such Partner to comply with all terms and provisions of this Agreement.

“Unvested Units” means those Class B Units, Class C Units and any other Class of Units listed as unvested Units in Schedule I attached hereto, as the same may be amended from time to time in accordance with this Agreement.

“Vested Percentage Interest” means, with respect to any Partner, the quotient obtained by dividing the number of Vested Units then owned by such Partner by the number of Vested Units then owned by all Partners.

“Vested Initial Units” means those Units listed either as Class A Units, vested Class B Units, vested Class C Units in Schedule I attached hereto as of the date of this Agreement, and any additional Initial Units that have vested from time to time in accordance with Section 8.01 of this Agreement.

“Vested Units” means those Units listed either as Class A Units, vested Class B Units, vested Class C Units or any other Class of Units listed as vested in Schedule I attached hereto, as the same may be amended from time to time in accordance with this Agreement.

ARTICLE II

FORMATION, TERM, PURPOSE AND POWERS

SECTION 2.01. Formation. The Partnership was formed as a limited partnership under the provisions of the Act by the filing on May [__], 2006 of the Certificate with the Secretary of State of the State of Delaware. If requested by the General Partner, the Limited Partners shall promptly execute all certificates and other documents consistent with the terms of this Agreement necessary for the General Partner to accomplish all filing, recording, publishing and other acts as may be appropriate to comply with all requirements for (a) the formation and operation of a limited partnership under the laws of the State of Delaware, (b) if the General Partner deems it advisable, the operation of the Partnership as a limited partnership, or partnership in which the Limited Partners have limited liability, in all jurisdictions where the Partnership proposes to operate and (c) all other filings required to be made by the Partnership.

SECTION 2.02. Name. The name of the Partnership shall be, and the business of the Partnership shall be conducted under the name of, Evercore LP.

SECTION 2.03. Term. The term of the Partnership commenced on the date of the filing of the Certificate, and the term shall continue for a term as set forth in the Certificate, subject to the provisions set forth in Article IX and applicable Law. The existence of the Partnership as a separate legal entity shall continue until cancellation of the Certificate in the manner required by the Act.

SECTION 2.04. Offices. The Partnership may have offices at such places within or without the State of Delaware as the General Partner from time to time may select.

SECTION 2.05. Agent for Service of Process. The Partnership’s registered agent for service of process in the State of Delaware shall be as set forth in the Certificate, as the same may be amended by the General Partner from time to time.

SECTION 2.06. Business Purpose. The Partnership was formed for the object and purpose of, and the nature of the business to be conducted by the Partnership is, engaging in any lawful act or activity for which limited partnerships may be formed under the Act.

SECTION 2.07. Powers of the Partnership. Subject to the limitations set forth in this Agreement, the Partnership will possess and may exercise all of the powers and privileges granted to it by the Act, by any other Law or this Agreement, together with all powers incidental thereto, so far as such powers are necessary or convenient to the conduct, promotion or attainment of the purpose of the Partnership set forth in Section 2.06.

SECTION 2.08. Partners; Admission of New Partners. Each of the Persons listed on Schedule I attached hereto, as the same may be amended from time to time in accordance with this Agreement, by virtue of the execution of this Agreement, are Partners of the Partnership. The rights and liabilities of the Partners shall be as provided in the Act, except as is otherwise expressly provided herein. A Person may be admitted from time to time as a new Partner in accordance with Section 8.09; provided, however, that each new Partner shall execute an appropriate supplement to this Agreement pursuant to which the new Partner agrees to be bound by the terms and conditions of the Agreement, as it may be amended from time to time.

SECTION 2.09. Withdrawal. No Partner shall have the right to withdraw as a Partner of the Partnership other than following the Transfer of all Units owned by such Partner in accordance with Article VIII; provided, however, that a new General Partner or substitute General Partner may be admitted to the Partnership in accordance with Section 8.09.

ARTICLE III

MANAGEMENT

SECTION 3.01. General Partner. (a) The business, property and affairs of the Partnership shall be managed under the sole, absolute and exclusive direction of the General Partner, which may from time to time delegate authority to officers or to others to act on behalf of the Partnership.

(b) Without limiting the foregoing provisions of this Section 3.01, the General Partner shall have the general power to manage or cause the management of the Partnership, which may be delegated to officers of the Partnership, including, without limitation, the following powers:

(i) to develop and prepare a business plan each year which will set forth the operating goals and plans for the Partnership;

(ii) to execute and deliver or to authorize the execution and delivery of contracts, deeds, leases, licenses, instruments of transfer and other documents on behalf of the Partnership;

(iii) to employ, retain, consult with and dismiss personnel;

(iv) to establish and enforce limits of authority and internal controls with respect to all personnel and functions;

(v) to engage attorneys, consultants and accountants for the Partnership;

(vi) to develop or cause to be developed accounting procedures for the maintenance of the Partnership’s books of account; and

(vii) to do all such other acts as shall be authorized in this Agreement or by the Partners in writing from time to time.

(c) If the General Partner is an entity, it shall be organized under the laws of the United States or any political subdivision thereof. If the General Partner is an individual, it shall be a citizen of the United States.

SECTION 3.02. Equity Committee. The General Partner shall establish a committee initially comprised of Roger C. Altman, Austin M. Beutner and Pedro Aspe (the “Equity

Committee”). The Equity Committee shall have the sole authority to take the actions permitted to be taken by the Equity Committee pursuant to this Agreement. All decisions made by the Equity Committee must be unanimously decided by the members of the Equity Committee. The General Partner may not appoint additional members to serve on the Equity Committee without the unanimous prior approval of the Equity Committee. At such time as an Equity Committee member is not employed by, or does not serve as a director of, the General Partner, the Partnership or its subsidiaries, such member shall no longer serve as a member of the Equity Committee.

SECTION 3.03. Compensation. The General Partner shall not be entitled to any compensation for services rendered to the Partnership in its capacity as General Partner.

SECTION 3.04. Expenses. The Partnership shall bear and/or reimburse the General Partner for any expenses incurred by the General Partner.

SECTION 3.05. Officers. Subject to the direction of the General Partner, the day-to-day administration of the business of the Partnership may be carried out by employees and agents who may be designated as officers by the General Partner, with titles including but not limited to “chief executive officer,” “president,” “vice president,” “treasurer,” “assistant treasurer,” “secretary,” “assistant secretary,” “general manager,” “senior managing director,” “managing director,” “general counsel,” “director” and “chief financial officer,” as and to the extent authorized by the General Partner. The officers of the Partnership shall have such titles and powers and perform such duties as shall be determined from time to time by the General Partner and otherwise as shall customarily pertain to such offices. Any number of offices may be held by the same person. All officers shall be subject to the supervision and direction of the General Partner and may be removed from such office by the General Partner and the authority, duties or responsibilities of any officer of the Partnership may be suspended by the General Partner from time to time, in each case in the sole discretion of the General Partner.

SECTION 3.06. Authority of Partners. No Limited Partner, in its capacity as such, shall participate in or have any control over the business of the Partnership. Except as expressly provided herein, the Units do not confer any rights upon the Limited Partners to participate in the conduct, control or management of the business of the Partnership described in this Agreement, which conduct, control and management shall be vested exclusively in the General Partner. In all matters relating to or arising out of the conduct of the operation of the Partnership, the decision of the General Partner shall be the decision of the Partnership. Except as required or permitted by Law, or expressly provided in the ultimate sentence of this Section 3.06 or by separate agreement with the Partnership, no Partner who is not also a General Partner (and acting in such capacity) shall take any part in the management or control of the operation or business of the Partnership in its capacity as a Partner, nor shall any Partner who is not also a General Partner (and acting in such capacity) have any right, authority or power to act for or on behalf of or bind the Partnership in his or its capacity as a Partner in any respect or assume any obligation or responsibility of the Partnership or of any other Partner. Notwithstanding the foregoing, the Partnership may employ one or more Partners from time to time, and such Partners, in their capacity as employees of the Partnership, may take part in the control and management of the business of the Partnership to the extent such authority and power to act for or on behalf of the Partnership has been delegated to them by the General Partner.

SECTION 3.07. Action by Written Consent. Any action required or permitted to be taken by the Partners pursuant to this Agreement shall be taken if all Partners whose consent is required consent thereto in writing.

ARTICLE IV

DISTRIBUTIONS

SECTION 4.01. Distributions. (a) The General Partner, in its discretion, may authorize distributions by the Partnership to the Partners, which distributions shall be made pro rata in accordance with the Partners’ respective Vested Percentage Interests. Notwithstanding the immediately preceding sentence, in the event of an extraordinary dividend, refinancing, recapitalization, merger or other restructuring transaction, the General Partner, in its discretion, may also authorize distributions to the Partners that shall be made pro rata in accordance with the Partners’ respective Total Percentage Interests.

(b) (i) In addition to the foregoing, if the General Partner reasonably determines that the taxable income of the Partnership for a Fiscal Year will give rise to taxable income for the Partners (“Net Taxable Income”), the General Partner shall cause the Partnership to distribute Available Cash for purposes of allowing those Partners that hold Vested Units to fund their respective income tax liabilities (the “Tax Distributions”). The Tax Distributions payable to each such Partner with respect to any Fiscal Year shall be computed based upon the General Partner’s estimate of the Net Taxable Income allocable to such Partner in accordance with Article V, multiplied by the Assumed Tax Rate (the “Tax Amount”). For purposes of computing the Tax Amount, the effect of any benefit to a Partner under Section 743(b) of the Code will be ignored. Tax distributions shall only be effected through distributions on, and only be made to Partners that hold, Vested Units.

(ii) Tax Distributions shall be calculated and paid no later than one day prior to each quarterly due date for the payment by corporations of estimated taxes under the Code in the following manner (A) for the first quarterly period, 25% of the Tax Amount, (B) for the second quarterly period, 50% of the Tax Amount, less the prior Tax Distributions for the Fiscal Year, (C) for the third quarterly period, 75% of the Tax Amount, less the prior Tax Distributions for the Fiscal Year and (D) for the fourth quarterly period, 100% of the Tax Amount, less the prior Tax Distributions for the Fiscal Year. Following each Fiscal Year, and no later than one day prior to the due date for the payment by corporations of income taxes for such Fiscal Year, the General Partner shall make an amended calculation of the Tax Amount for such Fiscal Year (the “Amended Tax Amount”), and shall cause the Partnership to distribute a Tax Distribution, out of Available Cash, to the extent that the Amended Tax Amount so calculated exceeds the cumulative Tax Distributions previously made by the Partnership in respect of such Fiscal Year. If the Amended Tax Amount is less than the cumulative Tax Distributions previously made by the Partnership in respect of the relevant Fiscal Year, then the difference (the “Credit Amount”) shall be applied against, and shall reduce, the amount of Tax Distributions made to the Partners for subsequent Fiscal Years. Within 30 days following the date on which the Partnership files a tax return on Form 1065, the General Partner shall make a final calculation of the Tax Amount of such Fiscal Year (the “Final Tax Amount”) and shall cause the Partnership to distribute a Tax

Distribution, out of Available Cash, to the extent that the Final Tax Amount so calculated exceeds the Amended Tax Amount. If the Final Tax Amount is less than the Amended Tax Amount in respect of the relevant Fiscal Year, then the difference (“Additional Credit Amount”) shall be applied against, and shall reduce, the amount of Tax Distributions made to the Partners for subsequent Fiscal Years. Any Credit Amount and Additional Credit Amount applied against future Tax Distributions shall be treated as an amount actually distributed pursuant to this Section 4.01(b) for purposes of the computations herein.

SECTION 4.02. Liquidation Distribution. Distributions made upon liquidation of the Partnership shall be made as provided in Section 9.03.

SECTION 4.03. Limitations on Distribution. Notwithstanding any provision to the contrary contained in this Agreement, the General Partner shall not make a Partnership distribution to any Partner if such distribution would violate Section 17-607 of the Act or other applicable Law.

ARTICLE V

CAPITAL CONTRIBUTIONS; CAPITAL ACCOUNTS;

TAX ALLOCATIONS; TAX MATTERS

SECTION 5.01. Initial Capital Contributions. The Partners have made, on or prior to the date hereof, Capital Contributions and have acquired the number of Class A Units, Class B Units and Class C Units as specified opposite their respective names on Schedule I.

SECTION 5.02. No Additional Capital Contributions. Except as otherwise provided in this Article V or Article VII, no Partner shall be required to make additional Capital Contributions to the Partnership without the consent of such Partner or permitted to make additional capital contributions to the Partnership without the consent of the General Partner.

SECTION 5.03. Capital Accounts. A separate capital account (a “Capital Account”) shall be established and maintained for each Partner in accordance with the provisions of Treasury Regulations Section 1.704-1(b)(2)(iv). The Capital Account of each Partner shall be credited with such Partner’s Capital Contributions, if any, all Profits allocated to such Partner pursuant to Section 5.04 and any items of income or gain which are specially allocated pursuant to Section 5.05; and shall be debited with all Losses allocated to such Partner pursuant to Section 5.04, any items of loss or deduction of the Partnership specially allocated to such Partner pursuant to Section 5.05, and all cash and the Carrying Value of any property (net of liabilities assumed by such Partner and the liabilities to which such property is subject) distributed by the Partnership to such Partner. Any references in any section of this Agreement to the Capital Account of a Partner shall be deemed to refer to such Capital Account as the same may be credited or debited from time to time as set forth above. In the event of any transfer of any interest in the Partnership in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the transferred interest.

SECTION 5.04. Allocations of Profits and Losses. Except as otherwise provided in this Agreement, Profits and Losses (and, to the extent necessary, individual items of income, gain or loss or deduction of the Partnership) shall be allocated in a manner such that the Capital

Account of each Partner after giving effect to the Special Allocations set forth in Section 5.05 is, as nearly as possible, equal (proportionately) to (i) the distributions that would be made pursuant to Article IV if the Partnership were dissolved, its affairs wound up and its assets sold for cash equal to their Carrying Value, all Partnership liabilities were satisfied (limited with respect to each non-recourse liability to the Carrying Value of the assets securing such liability) and the net assets of the Partnership were distributed to the Partners pursuant to this Agreement, minus (ii) such Partner’s share of Partnership Minimum Gain and Partner Nonrecourse Debt Minimum Gain, computed immediately prior to the hypothetical sale of assets. For purposes of this Article V, each Unvested Unit shall be treated as a Vested Unit.

SECTION 5.05. Special Allocations. Notwithstanding any other provision in this Article V:

(a) Minimum Gain Chargeback. If there is a net decrease in Partnership Minimum Gain or Partner Nonrecourse Debt Minimum Gain (determined in accordance with the principles of Treasury Regulations Sections 1.704-2(d) and 1.704-2(i)) during any Partnership taxable year, the Partners shall be specially allocated items of Partnership income and gain for such year (and, if necessary, subsequent years) in an amount equal to their respective shares of such net decrease during such year, determined pursuant to Treasury Regulations Sections 1.704-2(g) and 1.704-2(i)(5). The items to be so allocated shall be determined in accordance with Treasury Regulations Section 1.704-2(f). This Section 5.05(a) is intended to comply with the minimum gain chargeback requirements in such Treasury Regulations Sections and shall be interpreted consistently therewith; including that no chargeback shall be required to the extent of the exceptions provided in Treasury Regulations Sections 1.704-2(f) and 1.704-2(i)(4).

(b) Qualified Income Offset. If any Partner unexpectedly receives any adjustments, allocations, or distributions described in Treasury Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6), items of Partnership income and gain shall be specially allocated to such Partner in an amount and manner sufficient to eliminate the deficit balance in such Partner’s Adjusted Capital Account Balance created by such adjustments, allocations or distributions as promptly as possible; provided, that an allocation pursuant to this Section 5.05(b) shall be made only to the extent that a Partner would have a deficit Adjusted Capital Account Balance in excess of such sum after all other allocations provided for in this Article V have been tentatively made as if this Section 5.05(b) were not in this Agreement. This Section 5.05(b) is intended to comply with the “qualified income offset” requirement of the Code and shall be interpreted consistently therewith.

(c) Gross Income Allocation. If any Partner has a deficit Capital Account at the end of any Fiscal Year which is in excess of the sum of (i) the amount such Partner is obligated to restore, if any, pursuant to any provision of this Agreement, and (ii) the amount such Partner is deemed to be obligated to restore pursuant to the penultimate sentences of Treasury Regulations Section 1.704-2(g)(1) and 1.704-2(i)(5), each such Partner shall be specially allocated items of Partnership income and gain in the amount of such excess as quickly as possible; provided, that an allocation pursuant to this Section 5.05(c) shall be made only if and to the extent that a Partner would have a deficit Capital Account in excess of such sum after all other allocations provided for in this Article V have been tentatively made as if Section 5.05(b) and this Section 5.05(c) were not in this Agreement.

(d) Nonrecourse Deductions. Nonrecourse Deductions shall be allocated to the Partners in accordance with their respective Total Percentage Interests.

(e) Partner Nonrecourse Deductions. Partner Nonrecourse Deductions for any taxable period shall be allocated to the Partner who bears the economic risk of loss with respect to the liability to which such Partner Nonrecourse Deductions are attributable in accordance with Treasury Regulations Section 1.704-2(j).

(f) Creditable Foreign Taxes. Creditable Foreign Taxes for any taxable period attributable to the Partnership, or an entity owned directly or indirectly by the Partnership, shall be allocated to the Partners in proportion to the partners’ distributive shares of income (including income allocated pursuant to Section 704(c) of the Code) to which the Creditable Foreign Tax relates (under principles of Treasury Regulations Section 1.904-6). The provisions of this Section 5.05(f) are intended to comply with the provisions of Temporary Treasury Regulations Section 1.704-1T(b)(4)(xi), and shall be interpreted consistently therewith.

(g) Intangible Asset Gain. Intangible Asset Gain shall be allocated to each Class C holder, pro rata in accordance with their ownership of Class C Units, in an amount equal to the excess of (i) the amount distributable to such holder pursuant to Section 9.03(c)(ii) (without regard to the proviso at the end of Section 9.03(c)(ii)) over (ii) amounts previously allocated pursuant to this Section 5.05(g).

(h) Ameliorative Allocations. Any special allocations of income or gain pursuant to Sections 5.05(b) or 5.05(c) hereof shall be taken into account in computing subsequent allocations pursuant to Section 5.04 and this Section 5.05(h), so that the net amount of any items so allocated and all other items allocated to each Partner shall, to the extent possible, be equal to the net amount that would have been allocated to each Partner if such allocations pursuant to Sections 5.05(b) or 5.05(c) had not occurred.

SECTION 5.06. Tax Allocations. For income tax purposes, each item of income, gain, loss and deduction of the Partnership shall be allocated among the Partners in the same manner as the corresponding items of Profits and Losses and specially allocated items are allocated for Capital Account purposes; provided, that in the case of any asset the Carrying Value of which differs from its adjusted tax basis for U.S. federal income tax purposes, income, gain, loss and deduction with respect to such asset shall be allocated solely for income tax purposes in accordance with the principles of Sections 704(b) and (c) of the Code (in any manner determined by the Equity Committee and permitted by the Code and Treasury Regulations) so as to take account of the difference between Carrying Value and adjusted basis of such asset; provided, further, that the Partnership shall use the traditional method (as such term is defined in Treas. Reg. section 1.704-3(b)(1)) for all Section 704(c) allocations and “reverse Section 704(c) allocations”.

SECTION 5.07. Tax Advances. To the extent the Partnership reasonably believes that it is required by law to withhold or to make tax payments on behalf of or with respect to any Partner or the Partnership is subjected to tax itself by reason of the status of any Partner (“Tax Advances”), the General Partner may withhold such amounts and make such tax payments as so required. All Tax Advances made on behalf of a Partner shall be repaid by reducing the amount of the current or next succeeding distribution or distributions which would otherwise have been made to such Partner or, if such distributions are not sufficient for that purpose, by so reducing the proceeds of liquidation otherwise payable to such Partner. For all purposes of this Agreement such Partner shall be treated as having received the amount of the distribution that is equal to the Tax Advance. Each Partner hereby agrees to indemnify and hold harmless the Partnership and the other Partners from and against any liability (including, without limitation, any liability for taxes, penalties, additions to tax or interest other than any penalties, additions to tax or interest imposed as a result of the Partnership’s failure to withhold or make a tax payment on behalf of such Partner which withholding or payment is required pursuant to applicable law but only to the extent amounts sufficient to pay such taxes were not timely distributed to the Partner pursuant to Section 4.01(b)) with respect to income attributable to or distributions or other payments to such Partner.

SECTION 5.08. Tax Matters. The General Partner shall be the initial “tax matters partner” within the meaning of Section 6231(a)(7) of the Code (the “Tax Matters Partner”). The Partnership shall file as a partnership for federal, state and local income tax purposes, except where otherwise required by Law. All elections required or permitted to be made by the Partnership, and all other tax decisions and determinations relating to federal, state or local tax matters of the Partnership, shall be made by the Tax Matters Partner, in consultation with the Partnership’s attorneys and/or accountants. Tax audits, controversies and litigations shall be conducted under the direction of the Tax Matters Partner. The Tax Matters Partner shall keep the other Partners reasonably informed as to any tax actions, examinations or proceedings relating to the Partnership and shall submit to the other Partners, for their review and comment, any settlement or compromise offer with respect to any disputed item of income, gain, loss, deduction or credit of the Partnership. As soon as reasonably practicable after the end of each Fiscal Year, the Partnership shall send to each Partner a copy of U.S. Internal Revenue Service Schedule K-1, and any comparable statements required by applicable state or local income tax Law, with respect to such Fiscal Year. The Partnership also shall provide the Partners with such other information as may be reasonably requested for purposes of allowing the Partners to prepare and file their own tax returns. The General Partner shall file (or cause to be filed) an election pursuant to Section 754 for the Partnership and each of the other entities treated as a partnership for U.S. federal income tax purposes in which it is the General Partner for the year in which a qualifying transfer or disposition occurs.

SECTION 5.09. Other Allocation Provisions. Certain of the foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Treasury Regulations Section 1.704-1(b) and shall be interpreted and applied in a manner consistent with such regulations. Sections 5.03, 5.04 and 5.05 may be amended at any time by the General Partner if necessary, in the opinion of tax counsel to the Partnership, to comply with such regulations, so long as any such amendment does not materially change the relative economic interests of the Partners.

SECTION 5.10. Section 83(b) Elections. The holders of Class B Units will timely file elections under Section 83(b) of the Code.

ARTICLE VI

BOOKS AND RECORDS; REPORTS

SECTION 6.01. Books and Records. At all times during the continuance of the Partnership, the Partnership shall prepare and maintain separate books of account for the Partnership in accordance with GAAP. The Partnership shall keep at its principal office the following:

(a) a current list of the full name and the last known street address of each Partner;

(b) a copy of the Certificate and this Agreement and all amendments thereto;

(c) copies of the Partnership’s federal, state and local income tax returns and reports, if any, for the three most recent years; and

(d) copies of any financial statements, if any, of the Partnership for the [six] most recent Fiscal Years.

ARTICLE VII

PARTNERSHIP UNITS

SECTION 7.01. Units. Interests in the Partnership shall be represented by Units. The Units initially are divided into three Classes: Class A Units, Class B Units and Class C Units. The General Partner may establish other Classes from time to time in accordance with such procedures and subject to such conditions and restrictions as the General Partner shall determine from time to time. Except as expressly provided in this Agreement to the contrary, any reference to “Units” shall include the Class A Units, the Class B Units, the Class C Units and any other Classes that may be established in accordance with this Agreement. All Units of a particular Class shall have identical rights in all respects as all other Units of such Class, except in each case as otherwise specified in this Agreement.

SECTION 7.02. Register. The register of the Partnership shall be the definitive record of ownership of each Unit and all relevant information with respect to each Partner. Unless the General Partner shall determine otherwise, Units shall be uncertificated and recorded in the books and records of the Partnership.

SECTION 7.03. Splits, Distributions and Reclassifications. The Partnership shall not in any manner subdivide (by any Unit split, Unit distribution, reclassification, recapitalization or otherwise) or combine (by reverse Unit split, reclassification, recapitalization or otherwise) the outstanding Units unless an identical event is occurring with respect to the Class A Common Stock, in which event the Units shall be subdivided or combined concurrently with and in the same manner as the Class A Common Stock.

SECTION 7.04. Cancellation of Class A Common Stock and Units. At any time a share of Class A Common Stock is redeemed, repurchased, acquired, cancelled or terminated by the

General Partner, one (1) Unit registered in the name of the General Partner will automatically be cancelled for no consideration by the Partnership so that the number of Units held by the General Partner at all times equals the number of shares of Class A Common Stock outstanding.

SECTION 7.05. Incentive Plans. At any time the General Partner issues a share of Class A Common Stock pursuant to an Incentive Plan (whether pursuant to the exercise of a stock option or the grant of a restricted share award or otherwise), the following shall occur: (a) the General Partner shall be deemed to contribute to the capital of the Partnership an amount of cash equal to the current per share market price of a share of Class A Common Stock on the date such share is issued (or, if earlier, the date the related option is exercised) and the Capital Account of the General Partner shall be adjusted accordingly; (b) the Partnership shall be deemed to purchase from the General Partner a share of Class A Common Stock for an amount of cash equal to the amount of cash deemed contributed by the General Partner to the Partnership in clause (a) above (and such share is deemed delivered to its owner under the Incentive Plan); (c) the net proceeds (including the amount of any payments made on a loan with respect to a stock purchase award) received by the General Partner with respect to such share, if any, shall be concurrently transferred and paid to the Partnership (and such net proceeds so transferred shall not constitute a Capital Contribution); and (d) the Partnership shall issue to the General Partner one (1) Class A Unit registered in the name of the General Partner. The Partnership shall retain any net proceeds that are paid directly to the Partnership.

SECTION 7.06. Offerings of Class A Common Stock. At any time the General Partner issues a share of Class A Common Stock other than pursuant to an Incentive Plan, the net proceeds received by the General Partner with respect to such share, if any, shall be concurrently transferred to the Partnership and the Partnership shall issue to the General Partner one (1) Class A Unit registered in the name of the General Partner.

SECTION 7.07. Registered Partners. The Partnership shall be entitled to recognize the exclusive right of a Person registered on its records as the owner of Units for all purposes and shall not be bound to recognize any equitable or other claim to or interest in Units on the part of any other Person, whether or not it shall have express or other notice thereof, except as otherwise provided by the Act.

ARTICLE VIII

VESTING; FORFEITURE AND ALLOCATION OF INTERESTS; TRANSFER RESTRICTIONS

SECTION 8.01. Vesting of Initial Unvested Units. (a) Subject to Section 8.02, the Initial Unvested Units shall vest and shall thereafter be Vested Units for all purposes of this Agreement as follows:

(i) with respect to each Initial Non-Founding Limited Partner, 50% of the Initial Unvested Units owned by such Initial Non-Founding Limited Partner at the time in question shall vest and thereafter be Vested Units for all purposes of this Agreement at such time as the Founding Limited Partners and their Permitted Transferees, collectively, cease to Beneficially Own, in the aggregate, at least 90% of the Initial Founding Limited Partner Units;

(ii) with respect to each Initial Non-Founding Limited Partner, all of the Initial Unvested Units owned by such Initial Non-Founding Limited Partner at the time in question shall vest and thereafter be Vested Units for all purposes of this Agreement upon the earliest to occur of:

(A) the Founding Limited Partners and their Permitted Transferees, collectively, cease to Beneficially Own, in the aggregate, at least 50% of Initial Founding Limited Partner Units;

(B) a Change of Control;

(C) that date on which, at any time from the date of this Agreement until the tenth anniversary of the consummation of an initial public offering by the General Partner of shares of Class A Common Stock (an “IPO”), at least two of Roger Altman, Austin Beutner and Pedro Aspe are not employed by, or do not serve as a director of, the General Partner, the Partnership or any of its subsidiaries; and

(D) the death or Disability of such Initial Non-Founding Limited Partner on or after the date of the consummation of the IPO.

(b) In addition, the Equity Committee, in consultation with the General Partner, may authorize the earlier vesting of all or a portion of the Initial Unvested Units owned by any one or more Limited Partners at any time and from time to time, and in such event, such Initial Unvested Units shall vest and thereafter be Vested Units for all purposes of this Agreement. Any such determination in respect of Initial Unvested Units shall be final and binding. Such determinations need not be uniform and may be made selectively among Limited Partners, whether or not such Limited Partners are similarly situated.

(c) Upon the vesting of any Initial Unvested Units in accordance with this Section 8.01, the General Partner shall amend Schedule I to this Agreement to reflect such vesting.

SECTION 8.02. Forfeiture; Recapitalization of Unvested Units Held by Initial Non-Founding Limited Partners. (a) If the employment of any Non-Founding Limited Partner by the General Partner, the Partnership or any of its subsidiaries terminates for any reason other than such Limited Partner’s death or Disability, such Non-Founding Limited Partner’s Unvested Units shall be immediately forfeited without any consideration, and such Non-Founding Limited Partner shall cease to own or have any rights with respect to such Unvested Units. Immediately following the forfeiture of any Initial Unvested Units, the Partnership shall cancel the Initial Unvested Units that have been so forfeited (“Forfeited Initial Unvested Units”).

(b) (i) Immediately following the forfeiture of any Initial Unvested Units that are Class B-1 Units or Class C Units pursuant to clause (a) above, the Partnership shall effect a recapitalization of the then-outstanding Units owned by the Initial Non-Founding Limited Partners that as of the date of the date of this Agreement own Class B-1 Units or Class C Units (other than any Units owned by an Initial Non-Founding Limited Partner who is not employed by the General Partner, the Partnership or any of its subsidiaries at the time of the recapitalization (a “Non-Employed Initial Non-Founding Limited Partner”)) so that additional Class B-1 Units (to the extent the

Forfeited Initial Unvested Units are Class B-1 Units) or Class C Units (to the extent the Forfeited Initial Unvested Units are Class C Units), as the case may, are held by the Initial Non-Founding Limited Partners (other than any Non-Employed Initial Non-Founding Limited Partners) that as of the date of this Agreement own Class B-1 Units or Class C Units as described in the following sentence. As a result of any such recapitalization, each Initial Non-Founding Limited Partner (other than any Non-Employed Initial Non-Founding Limited Partner) that as of the date of this Agreement owns Class B-1 Units or Class C Units shall hold a number of additional Units (which shall be Class B-1 Units to the extent the Forfeited Initial Unvested Units are Class B-1 Units and Class C Units to the extent the Forfeited Initial Unvested Units are Class C Units), which shall be deemed to be Initial Unvested Units for all purposes of this Agreement until such time as such Units vest pursuant to Section 8.01 or are forfeited pursuant to Section 8.02(a), that is equal to the product of (x) the number of Forfeited Initial Unvested Units multiplied by (y) the fraction obtained by dividing the number of Class B-1 and Class C Units owned by such Initial Non-Founding Limited Partner as of the date of this Agreement by the total number of Class B-1 and Class C Units owned as of the date of this Agreement by all of the Initial Non-Founding Limited Partners (other than any Non-Employed Initial Non-Founding Limited Partners). In the event that any Non-Founding Limited Partner forfeits Initial Unvested Units which are Class B-1 Units or Class C Units pursuant to clause (a) above at a time when there is no other Initial Non-Founding Limited Partner that owns Class B-1 Units or Class C Units as of the date of this Agreement and is not a Non-Employed Initial Non-Founding Limited Partner, such Non-Founding Limited Partner’s Unvested Units shall be cancelled and there shall be no corresponding recapitalization.

(ii) Immediately following the forfeiture of any Initial Unvested Units that are Class B-2 Units pursuant to clause (a) above, the Partnership shall effect a recapitalization of the then-outstanding Units owned by the Initial Non-Founding Limited Partners that as of the date of the date of this Agreement own Class B-2 Units (other than any Units owned by a Non-Employed Initial Non-Founding Limited Partner) so that additional Class B-2 Units are held by the Initial Non-Founding Limited Partners (other than any Non-Employed Initial Non-Founding Limited Partners) that as of the date of this Agreement own Class B-2 Units as described in the following sentence. As a result of any such recapitalization, each Initial Non-Founding Limited Partner (other than any Non-Employed Initial Non-Founding Limited Partner) that as of the date of this Agreement owns Class B-2 Units shall hold a number of additional Class B-2 Units, which shall be deemed to be Initial Unvested Units for all purposes of this Agreement until such time as such Units vest pursuant to Section 8.01 or are forfeited pursuant to Section 8.02(a), that is equal to the product of (x) the number of Forfeited Initial Unvested Units multiplied by (y) the fraction obtained by dividing the number of Class B-2 Units owned by such Initial Non-Founding Limited Partner as of the date of this Agreement by the total number of Class B-2 Units owned as of the date of this Agreement by the Initial Non-Founding Limited Partners (other than any Non-Employed Initial Non-Founding Limited Partners). In the event that any Non-Founding Limited Partner forfeits Initial Unvested Units which are Class B-2 Units pursuant to clause (a) above at a time when there is no other Initial Non-Founding Limited Partner that owns Class B-2 Units as of the date of this Agreement and is not a Non-Employed Initial Non-Founding Limited Partner, such Non-Founding Limited Partner’s Unvested Units shall be cancelled and there shall be no corresponding recapitalization.

(c) Upon the forfeiture and/or recapitalization of any Unvested Units in accordance with this Section 8.02, the General Partner shall amend Schedule I to this Agreement to reflect such forfeiture and/or recapitalization.

SECTION 8.03. Limited Partner Transfers. (a) Except as provided in clauses (b), (c) and (d) of this Section 8.03 or in Section 8.05, no Limited Partner or Assignee thereof may Transfer all or any portion of its Units (or beneficial interest therein) without the prior written consent of the General Partner, which consent may be given or withheld, or made subject to such conditions (including, without limitation, the receipt of such legal opinions and other documents that the General Partner may require) as are determined by the General Partner, in each case in the General Partner’s sole discretion. Any purported Transfer of Units that is not in accordance with, or subsequently violates, this Agreement shall be null and void.

(b) Notwithstanding clause (a) above, each Founding Limited Partner (and each Permitted Transferee of such Founding Limited Partner) and each Initial Non-Founding Limited Partner that is an Employed Initial Non-Founding Limited Partner on the fifth anniversary of the IPO (and each Permitted Transferee of such Initial Non-Founding Limited Partner) may exchange all or a portion of the Vested Initial Units owned by such Limited Partner or such Permitted Transferee for shares of Class A Common Stock pursuant to, and in accordance with, Article V of the Certificate of Incorporation or, if the General Partner and the exchanging Limited Partner or Permitted Transferee shall mutually agree, Transfer such Vested Initial Units to the General Partner, the Partnership or any of its subsidiaries for other consideration (in each case, an “Exchange Transaction”) at any time following the fifth anniversary of the consummation of the IPO.

(c) Notwithstanding clause (a) above, each Initial Non-Founding Limited Partner that is not employed by the General Partner, the Partnership or any of its subsidiaries on the fifth anniversary of the IPO (and each Permitted Transferee of such Initial Non-Founding Limited Partner) may Transfer all or a portion of the Vested Initial Units owned by such Limited Partner or such Permitted Transferee in an Exchange Transaction at any time following the later to occur of (i) the eighth anniversary of the IPO and (ii) the fifth anniversary of the date such Initial Non-Founding Limited Partner ceased to be employed by the General Partner, the Partnership or any of its subsidiaries.

(d) Notwithstanding clause (a) above and without limiting the foregoing provisions of clauses (b) and (c) above, the Equity Committee may authorize, in its sole discretion, at any time and from time to time, any Founding Limited Partner (and/or any Permitted Transferee of a Founding Limited Partner) and/or any Initial Non-Founding Limited Partner that is employed by the General Partner, the Partnership or any of its subsidiaries at the time in question (an “Employed Initial Non-Founding Limited Partner”) (and/or any Permitted Transferee of an Employed Initial Non-Founding Limited Partner) (such Limited Partner or Permitted Transferee, the “Permitted Exchange Party”) to Transfer all or a portion of the Vested Initial Units held by such Permitted Exchange Party in an Exchange Transaction (a “Permitted Exchange”) in accordance with Section 8.04.

SECTION 8.04. Participation in Permitted Exchanges. (a) At any time the Equity Committee authorizes a Permitted Exchange, each Founding Limited Partner and each Employed Initial Non-Founding Limited Partner shall have the right and option, but not the obligation, to Transfer in an Exchange Transaction the number of Vested Initial Units owned by such Limited Partner that is equal to the lesser of (x) the total number of Vested Initial Units owned by such Limited Partner at the time in question and (y) the product of (1) the number of Initial Units owned by such Limited Partner as of the date of this Agreement multiplied by (2) the fraction obtained by dividing the aggregate number of Vested Initial Units that the Equity Committee permits the Permitted Exchange Party to Transfer in such Permitted Exchange by the aggregate number of Initial Units owned the Permitted Exchange Party (or, if the Permitted Exchange Party is a Permitted Transferee, the Limited Partner of which such Permitted Transferee is a Permitted Transferee) as of the date of this Agreement (the number so calculated in respect of any such Limited Partner being referred to as such Limited Partner’s “Maximum Exchangeable Units”). Each Founding Limited Partner and each Employed Initial Non-Founding Limited Partner may, at such Limited Partner’s discretion, allocate any or all of such Limited Partner’s Maximum Exchangeable Units to one or more Permitted Transferees of such Limited Partner, whereupon such Permitted Transferees shall have the right and option, but not the obligation, to Transfer in an Exchange Transaction the number of Vested Initial Units so allocated and the number of Vested Initial Units that such Limited Partner may Transfer in an Exchange Transaction shall be correspondingly reduced.

(b) The Equity Committee shall notify each Founding Limited Partner and each Employed Initial Non-Founding Limited Partner each time that the Equity Committee authorizes a Permitted Exchange, which notice shall set forth such Limited Partner’s Maximum Exchangeable Units (an “Exchange Notice”). Each such Limited Partner shall advise the Equity Committee in writing within five days following the issuance of such Exchange Notice whether such Limited Partner or any Permitted Transferee thereof elects to participate in such Permitted Exchange and, if so, of the number of Vested Initial Units that such Limited Partner and each such Permitted Transferee elects to Transfer in such Permitted Exchange.

(c) Subject to the foregoing provisions of this Section 8.04 relating to the number of Vested Initial Units that each Founding Limited Partner (and any Permitted Transferees thereof) and each Employed Initial Non-Founding Limited Partner (and any Permitted Transferees thereof) may Transfer in any Permitted Exchange, the Equity Committee may impose upon the participants in any Permitted Exchange such conditions and procedures in relation thereto as it may determine in its sole discretion.

SECTION 8.05. Permitted Transferees. Notwithstanding clause (a) of Section 8.03 and subject to Section 8.07, upon 30 days prior written notice to the Equity Committee and subject to the policies and procedures that the Equity Committee may promulgate from time to time in its sole discretion, each Founding Limited Partner and each Employed Initial Non-Founding Limited Partner may Transfer all or a portion of the Vested Units owned by such Limited Partner to a Family Trust of such Limited Partner for estate or tax planning purposes, or as a gratuitous transfer to any Charity (any such Family Trust or Charity, in relation to such Limited Partner, being referred to herein as such Limited Partner’s “Permitted Transferee”); provided, however, that no Limited Partner may Transfer to any Charity during any calendar year more than the number of Vested Units that is equal to the product of (x) .10 multiplied by (y) the remainder of (A) the number of Initial Units owned by such Limited Partner as of the date of this Agreement minus (B) the number of Initial Unvested Units owned by such Limited Partner as of the date of this Agreement that have not, subsequent to the date of this Agreement, become Vested Units. Any Vested Units Transferred by a Founding Limited Partner or an Employed Initial Non-Founding Limited Partner to a Permitted Transferee of such Limited Partner pursuant to the preceding sentence shall remain subject to the same restrictions on Transfer to which such Units would be subject if such Units had not been so Transferred. Before any Permitted Transferee ceases to be a Permitted Transferee of the relevant Limited Partner, it shall transfer full legal and beneficial ownership of such Vested Units to the relevant Limited Partner or, subject to this Article 8, another Permitted Transferee of the relevant Limited Partner. Furthermore, before any transfer of Vested Units by any Limited Partner (or any Permitted Transferee of any Limited Partner), the proposed transferee of such Vested Units must enter into a written acknowledgement and agreement with the General Partner and the Partnership that such transferee will receive such Vested Units subject to, and such transferee will be bound by, the transfer restrictions set forth in this Article 8.

SECTION 8.06. Encumbrances. No Limited Partner or Assignee may create an Encumbrance with respect to all or any portion of its Units (or any beneficial interest therein) unless the General Partner consents in writing thereto, which consent may be given or withheld, or made subject to such conditions as are determined by the General Partner, in the General Partner’s sole discretion. Any purported Encumbrance that is not in accordance with this Agreement shall be null and void.

SECTION 8.07. Further Restrictions. Notwithstanding any contrary provision in this Agreement, in no event may any Transfer of a Unit be made by any Limited Partner or Assignee if:

(a) such Transfer is made to any Person who lacks the legal right, power or capacity to own such Unit;

(b) such Transfer would require the registration of such transferred Unit or of any class of Unit pursuant to any applicable United States federal or state securities laws (including, without limitation, the Securities Act or the Exchange Act) or other foreign securities laws or would constitute a non-exempt distribution pursuant to applicable state securities laws;

(c) such Transfer would cause any portion of the assets of the Partnership to constitute assets of any employee benefit plan pursuant to the regulations issued by the U.S. Department of Labor at Section 2510.3-101 of Part 2510 of Chapter XXV, Title 29 of the Code of Federal Regulations, or any successor regulations;

(d) such Transfer would cause any portion of the assets of the Partnership to become “plan assets” of any benefit plan investor within the meaning of regulations issued by the U.S. Department of Labor at Section 2510.3-101 of Part 2510 of Chapter XXV, Title 29 of the Code of Federal Regulations, or any successor regulations, or to be regulated under the Employee Retirement Income Security Act of 1974, as amended from time to time; or

(e) to the extent requested by the General Partner, the Partnership does not receive such legal and/or tax opinions and written instruments (including, without limitation, copies of any instruments of Transfer and such Assignee’s consent to be bound by this Agreement as an Assignee) that are in a form satisfactory to the General Partner, as determined in the General Partner’s sole discretion.

SECTION 8.08. Rights of Assignees. Subject to Section 8.07, the transferee of any permitted Transfer pursuant to this Article VIII (other than a Transfer in a Permitted Exchange) will be an assignee only (“Assignee”), and only will receive, to the extent transferred, the distributions and allocations of income, gain, loss, deduction, credit or similar item to which the Partner which transferred its Units would be entitled, and such Assignee will not be entitled or enabled to exercise any other rights or powers of a Partner, such other rights, and all obligations relating to, or in connection with, such Interest remaining with the transferring Partner. The transferring Partner will remain a Partner even if it has transferred all of its Units to one or more Assignees until such time as the Assignee(s) is admitted to the Partnership as a Partner pursuant to Section 8.10.

SECTION 8.09. Admissions, Withdrawals and Removals. No Person may be admitted to the Partnership as an additional General Partner or substitute General Partner without the prior written consent or ratification of all the Limited Partners. The consent of all the Limited Partners shall be deemed to have been given in the event (and each Limited Partner agrees to provide a written consent or ratification to such admission of substitution as requested by the General Partner) such additional general partner, substitute general partner or Transfer has been approved of by Partners whose Percentage Interests exceed 50% of the Vested Percentage Interests of the Partners. No Limited Partner will be removed or entitled to withdraw from being a Partner of the Partnership except in accordance with Section 8.10 or Section 8.11. A General Partner will not be entitled to Transfer all of its Units or to withdraw from being a General Partner of the Partnership unless another General Partner shall have been admitted hereunder (and not have previously been removed or withdrawn). Except as otherwise provided in Article IX, no admission, substitution, withdrawal or removal of a Partner will cause the dissolution of the Partnership. To the fullest extent permitted by law, any purported admission, withdrawal or removal that is not in accordance with this Agreement shall be null and void.

SECTION 8.10. Admission of Assignees as Substitute Limited Partners. An Assignee will become a substitute Limited Partner only if and when each of the following conditions is satisfied:

(a) the General Partner consents in writing to such admission, which consent may be given or withheld, or made subject to such conditions as are determined by the General Partner, in each case in the General Partner’s sole discretion;

(b) if required by the General Partner, the General Partner receives written instruments (including, without limitation, copies of any instruments of Transfer and such Assignee’s consent to be bound by this Agreement as a substitute Limited Partner) that are in a form satisfactory to the General Partner (as determined in its sole discretion);

(c) if required by the General Partner, the General Partner receives an opinion of counsel satisfactory to the General Partner to the effect that such Transfer is in compliance with this Agreement and all applicable laws; and

(d) if required by the General Partner, the parties to the Transfer, or any one of them, pays all of the Partnership’s reasonable expenses connected with such Transfer (including, but not limited to, the reasonable legal and accounting fees of the Partnership).

SECTION 8.11. Withdrawal of Certain Partners. If a Partner ceases to hold any Units, then such Partner shall withdraw from the Partnership and shall cease to be a Partner and to have the power to exercise any rights or powers of a Partner when all of such Partner’s Assignees have been admitted as Partners in accordance with Section 8.05 or Section 8.10.

SECTION 8.12. Conversion of Class C Units to Class B Units. The Class C Units shall convert to Class B-1 Units when the amount of Intangible Asset Gain that has been allocated pursuant to Section 5.05(g) (as the result of either an actual sale or an adjustment to the Carrying Values of all of the assets in accordance with the rules set forth in Treasury Regulations Section 1.704-1(b)(2)(iv)(f)) equals the amount distributable to the Class C Unit Holders pursuant to Section 9.03(c)(ii) (without regard to the proviso at the end of Section 9.03(c)(ii)).

ARTICLE IX

DISSOLUTION, LIQUIDATION AND TERMINATION

SECTION 9.01. No Dissolution. The Partnership shall not be dissolved by the admission of additional Partners in accordance with the terms of this Agreement. The Partnership may be dissolved, liquidated and terminated only pursuant to the provisions of this Article IX, and the Partners hereby irrevocably waive any and all other rights they may have to cause a dissolution of the Partnership or a sale or partition of any or all of the Partnership assets.

SECTION 9.02. Events Causing Dissolution. The Partnership shall be dissolved and its affairs shall be wound up upon the occurrence of any of the following events (each, a “Dissolution Event”):

(a) the expiration of the term of the Partnership as provided in Section 2.03;

(b) the entry of a decree of judicial dissolution under Section 17-802 of the Act;

(c) any other event not inconsistent with any provision hereof causing a dissolution of the Partnership under the Act; or

(d) the Incapacity or removal of the General Partner or the occurrence of a Disabling Event with respect to the General Partner; provided, that the Partnership will not be dissolved or required to be wound up in connection with any of the events specified in this Section 9.02(f) if: (i) at the time of the occurrence of such event there is at least one other general partner of the Partnership who is hereby authorized to, and elects to, carry on the business of the Partnership; or (ii) all remaining Limited Partners consent to or ratify the continuation of the business of the Partnership and the appointment of another general partner of the Partnership within 90 days following the occurrence of any such Incapacity or removal, which consent shall be deemed (and if requested each Limited Partner shall provide a written consent for ratification) to have been given for all Limited Partners if the holders of more than two-thirds of the Vested Units then outstanding agree in writing to so continue the business of the Partnership.

SECTION 9.03. Distribution upon Dissolution. Upon dissolution, the Partnership shall not be terminated and shall continue until the winding up of the affairs of the Partnership is completed. Upon the winding up of the Partnership, the General Partner, or any other Person designated by the General Partner (the “Liquidation Agent”), shall take full account of the assets and liabilities of the Partnership and shall, unless the General Partner determines otherwise, liquidate the assets of the Partnership as promptly as is consistent with obtaining the fair value thereof. The proceeds of any liquidation shall be applied and distributed in the following order:

(a) First, to the payment of debts and liabilities of the Partnership (including payment of all indebtedness to Partners and/or their Affiliates) and the expenses of liquidation;

(b) Second, to the establishment of any reserve which the Liquidation Agent shall deem reasonably necessary for any contingent or unforeseen liabilities or obligations of the Partnership (“Contingencies”). Such reserve may be paid over by the Liquidation Agent to any attorney-at-law, or acceptable party, as escrow agent, to be held for disbursement in payment of any Contingencies and, at the expiration of such period as shall be deemed advisable by the Liquidation Agent for distribution of the balance in the manner hereinafter provided in this Section 9.03; and

(c) The balance, if any, to the Partners, shall be applied and distributed as follows:

(i) First, pro rata to holders of Class A Units and Class B Units in accordance with such holder’s Vested Percentage Interest in an amount equal to the capital balance on Schedule II;

(ii) Second, pro rata to holders of Class C Units in an amount equal to the product of (A) such holder’s Vested Percentage Interest and (B) a fraction the numerator of which is equal to the aggregate amount distributed pursuant to the foregoing clause (i) and the denominator of which is equal to the difference between one (1) minus such holder’s Vested Percentage Interest; provided, however, that the holders of Class C Units shall not be distributed any amounts under this clause (ii) in excess of the amount equal to Intangible Asset Gain allocated or available for allocation pursuant to Section 5.05(g);

(iii) Third, pro rata to each of the Partners in accordance with their Vested Percentage Interests.

(d) Distribution Upon Liquidation Solely in Respect of Vested Units. Upon liquidation of the Partnership, the Partners shall be entitled to distributions solely in respect of Vested Units held by the Partners at such time. No Partner shall be entitled to any distribution upon liquidation of the Partnership in respect of any Unvested Units held by such Partner at such time.

(e) Limitations on Distributions to Holders of Class C Units. It is the intention of the parties to this Agreement that distributions to the holders of Class C Units be limited to the extent necessary so that the Class C Units constitute “profits interests” for U.S. federal tax purposes (except to the extent of contributed capital) and the parties will comply with the requirements of Revenue Procedure 93-27, 1993-2 C.B. 343, and Revenue Procedure 2001-43, 2001-2 C.B. 191.

SECTION 9.04. Time for Liquidation. A reasonable amount of time shall be allowed for the orderly liquidation of the assets of the Partnership and the discharge of liabilities to creditors so as to enable the Liquidation Agent to minimize the losses attendant upon such liquidation.

SECTION 9.05. Termination. The Partnership shall terminate when all of the assets of the Partnership, after payment of or due provision for all debts, liabilities and obligations of the Partnership, shall have been distributed to the holders of Units in the manner provided for in this Article IX, and the Certificate shall have been cancelled in the manner required by the Act.

SECTION 9.06. Claims of the Partners. The Partners shall look solely to the Partnership’s assets for the return of their Capital Contributions, and if the assets of the Partnership remaining after payment of or due provision for all debts, liabilities and obligations of the Partnership are insufficient to return such Capital Contributions, the Partners shall have no recourse against the Partnership or any other Partner or any other Person. No Partner with a negative balance in such Partner’s Capital Account shall have any obligation to the Partnership or to the other Partners or to any creditor or other Person to restore such negative balance during the existence of the Partnership, upon dissolution or termination of the Partnership or otherwise.

SECTION 9.07. Survival of Certain Provisions. Notwithstanding anything to the contrary in this Agreement, the provisions of Section 10.03 and Section 11.09 shall survive the termination of the Partnership.

ARTICLE X

LIABILITY AND INDEMNIFICATION

SECTION 10.01. Liability of Partners.

(a) No Limited Partner shall be liable for any debt obligation or liability of the Partnership or of any other Partner or have any obligation to restore any deficit balance in its Capital Account solely by reason of being a Partner of the Partnership.

(b) This Agreement is not intended to, and does not, create or impose any fiduciary duty on any of the Partners (including without limitation, the General Partner) hereto or on their respective Affiliates. Further, the Partners hereby waive any and all fiduciary duties that, absent such waiver, may be implied by Law, and in doing so, recognize, acknowledge and agree that their duties and obligations to one another and to the Partnership are only as expressly set forth in this Agreement.

(c) To the extent that, at law or in equity, any Partner (including without limitation, the General Partner) has duties (including fiduciary duties) and liabilities relating thereto to the Partnership or to another Partner, the Partners (including without limitation, the General Partner) acting under this Agreement will not be liable to the Partnership or to any such other Partner for their good faith reliance on the provisions of this Agreement. The provisions of this Agreement, to the extent that they expand or restrict the duties and liabilities of any Partner (including without limitation, the General Partner) otherwise existing at law or in equity, are agreed by the Partners to modify to that extent such other duties and liabilities of the Partners (including without limitation, the General Partner).

(d) The General Partner may consult with legal counsel, accountants and financial or other advisors and any act or omission suffered or taken by the General Partner on behalf of the Partnership or in furtherance of the interests of the Partnership in good faith in reliance upon and in accordance with the advice of such counsel, accountants or financial or other advisors will be full justification for any such act or omission, and the General Partner will be fully protected in so acting or omitting to act so long as such counsel or accountants or financial or other advisors were selected with reasonable care.

SECTION 10.02. Indemnification.

(a) Indemnification. To the fullest extent permitted by law, the Partnership shall indemnify any person (and such person’s heirs, executors or administrators) who was or is made or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding (brought in the right of the Partnership or otherwise), whether civil, criminal, administrative or investigative, and whether formal or informal, including appeals, by reason of the fact that such person, or a person for whom such person was the legal representative, is or was a Partner (including without limitation, the General Partner) or a director, officer or agent of a Partner (including without limitation, the General Partner) or the Partnership or, while a director, officer or agent of a Partner (including without limitation, the General Partner) or the Partnership, is or was serving at the request of the Partnership as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust, limited liability company, nonprofit entity or other enterprise, for and against all loss and liability suffered and expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement reasonably incurred by such person or such heirs, executors or administrators in connection with such action, suit or proceeding, including appeals; provided that such person shall not be entitled to indemnification hereunder only to the extent such person’s conduct constituted fraud, bad faith or willful misconduct. Notwithstanding the preceding sentence, except as otherwise provided in Section 10.02(c), the Partnership shall be required to indemnify a person described in such sentence in connection with any action, suit or proceeding (or part thereof) commenced by such person only if the commencement of such action, suit or proceeding (or part thereof) by such person was authorized by the General Partner.

(b) Advancement of Expenses. To the fullest extent permitted by law, the Partnership shall promptly pay expenses (including attorneys’ fees) incurred by any person described in Section 10.02(a) in appearing at, participating in or defending any action, suit or proceeding in advance of the final disposition of such action, suit or proceeding, including appeals, upon presentation of an undertaking on behalf of such person to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified under this Section 10.02 or otherwise. Notwithstanding the preceding sentence, except as otherwise provided in Section 10.02(c), the Partnership shall be required to pay expenses of a person described in such sentence in connection with any action, suit or proceeding (or part thereof) commenced by such person only if the commencement of such action, suit or proceeding (or part thereof) by such person was authorized by the General Partner.

(c) Unpaid Claims. If a claim for indemnification (following the final disposition of such action, suit or proceeding) or advancement of expenses under this Section 10.02 is not paid in full within thirty (30) days after a written claim therefor by any person described in Section 10.02(a) has been received by the Partnership, such person may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim. In any such action the Partnership shall have the burden of proving that such person is not entitled to the requested indemnification or advancement of expenses under applicable law.

(d) Insurance. To the fullest extent permitted by law, the Partnership may purchase and maintain insurance on behalf of any person described in Section 10.02(a) against any liability asserted against such person, whether or not the Partnership would have the power to indemnify such person against such liability under the provisions of this Section 10.02 or otherwise.

(e) Non-Exclusivity of Rights. The provisions of this Section 10.02 shall be applicable to all actions, claims, suits or proceedings made or commenced after the date of this Agreement, whether arising from acts or omissions to act occurring before or after its adoption. The provisions of this Section 10.02 shall be deemed to be a contract between the Partnership and each person entitled to indemnification under this Section 10.02 (or legal representative thereof) who serves in such capacity at any time while this Section 10.02 and the relevant provisions of applicable law, if any, are in effect, and any amendment, modification or repeal hereof shall not affect any rights or obligations then existing with respect to any state of facts or any action, suit or proceeding then or theretofore existing, or any action, suit or proceeding thereafter brought or threatened based in whole or in part on any such state of facts. If any provision of this Section 10.02 shall be found to be invalid or limited in application by reason of any law or regulation, it shall not affect the validity of the remaining provisions hereof. The rights of indemnification provided in this Section 10.02 shall neither be exclusive of, nor be deemed in limitation of, any rights to which any person may otherwise be or become entitled or permitted by contract, this Partnership Agreement or as a matter of law, both as to actions in such person’s official capacity and actions in any other capacity, it being the policy of the Partnership that indemnification of any person whom the Partnership is obligated to indemnify pursuant to Section 10.02(a) shall be made to the fullest extent permitted by law.

For purposes of this Section 10.02, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to “serving at the request of the Partnership” shall include any service as a director, officer, employee or agent of the Partnership which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants, or beneficiaries.

This Section 10.02 shall not limit the right of the Partnership, to the extent and in the manner permitted by law, to indemnify and to advance expenses to, and purchase and maintain insurance on behalf of, persons other than persons described in Section 10.02(a).

ARTICLE XI

MISCELLANEOUS

SECTION 11.01. Severability. If any term or other provision of this Agreement is held to be invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions is not affected in any manner materially adverse to any party. Upon a determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

SECTION 11.02. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by courier service, by fax or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specification notice given in accordance with this Section 11.02):

(a) If to the Partnership, to:

Evercore LP

c/o Evercore Partners Inc.

55 East 52nd Street, 43rd Floor

New York, New York 10055

Attention: Chief Financial Officer

Fax: (212) 857-3101

(b) If to any Partner, to:

Evercore LP

c/o Evercore Partners Inc.

55 East 52nd Street, 43rd Floor

New York, New York 10055

Attention: Chief Financial Officer

Fax: (212) 857-3101

(c) If to the General Partner, to:

Evercore Partners Inc.

55 East 52nd Street, 43rd Floor

New York, New York 10055

Attention: Chief Financial Officer

Fax: (212) 857-3101

SECTION 11.03. Cumulative Remedies. The rights and remedies provided by this Agreement are cumulative and the use of any one right or remedy by any party shall not preclude or waive its right to use any or all other remedies. Said rights and remedies are given in addition to any other rights the parties may have by Law.

SECTION 11.04. Binding Effect. This Agreement shall be binding upon and inure to the benefit of all of the parties and, to the extent permitted by this Agreement, their successors, executors, administrators, heirs, legal representatives and assigns.

SECTION 11.05. Interpretation. Throughout this Agreement, nouns, pronouns and verbs shall be construed as masculine, feminine, neuter, singular or plural, whichever shall be applicable. Unless otherwise specified, all references herein to “Articles,” “Sections” and paragraphs shall refer to corresponding provisions of this Agreement.

SECTION 11.06. Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Copies of executed counterparts transmitted by telecopy or other electronic transmission service shall be considered original executed counterparts for purposes of this Section 11.06.

SECTION 11.07. Further Assurances. Each Limited Partner shall perform all other acts and execute and deliver all other documents as may be necessary or appropriate to carry out the purposes and intent of this Agreement.

SECTION 11.08. Entire Agreement. This Agreement constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements and understandings pertaining thereto.

SECTION 11.09. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware.

SECTION 11.10. Submission to Jurisdiction; Waiver of Jury Trial.

(a) Any and all disputes which cannot be settled amicably, including any ancillary claims of any party, arising out of, relating to or in connection with the validity, negotiation, execution, interpretation, performance or non-performance of this Agreement (including the validity, scope and enforceability of this arbitration provision) shall be finally settled by arbitration conducted by a single arbitrator in New York in accordance with the then-existing Rules of Arbitration of the International Chamber of Commerce. If the parties to the dispute fail to agree on the selection of an arbitrator within thirty (30) days of the receipt of the request for arbitration, the International Chamber of Commerce shall make the appointment. The arbitrator shall be a lawyer and shall conduct the proceedings in the English language. Performance under this Agreement shall continue if reasonably possible during any arbitration proceedings.

(b) Notwithstanding the provisions of paragraph (a), the General Partner may bring, or may cause the Partnership to bring, on behalf of the General Partner or the Partnership or on behalf of one or more Partners, an action or special proceeding in any court of competent jurisdiction for the purpose of compelling a party to arbitrate, seeking temporary or preliminary relief in aid of an arbitration hereunder, and/or enforcing an arbitration award and, for the purposes of this paragraph (b), each Partner (i) expressly consents to the application of paragraph (c) of this Section 11.10 to any such action or proceeding, (ii) agrees that proof shall not be required that monetary damages for breach of the provisions of this Agreement would be difficult to calculate and that remedies at law would be inadequate, and (iii) irrevocably appoints the General Partner as such Partner’s agent for service of process in connection with any such action or proceeding and agrees that service of process upon such agent, who shall promptly advise such Partner of any such service of process, shall be deemed in every respect effective service of process upon the Partner in any such action or proceeding.

(i) EACH PARTNER HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF COURTS LOCATED IN NEW YORK, NEW YORK FOR THE PURPOSE OF ANY JUDICIAL PROCEEDING BROUGHT IN ACCORDANCE WITH THE PROVISIONS OF PARAGRAPH (B) OF THIS SECTION 11.10, OR ANY JUDICIAL PROCEEDING ANCILLARY TO AN ARBITRATION OR CONTEMPLATED ARBITRATION ARISING OUT OF OR RELATING TO OR CONCERNING THIS AGREEMENT. Such ancillary judicial proceedings include any suit, action or proceeding to compel arbitration, to obtain temporary or preliminary judicial relief in aid of arbitration, or to confirm an arbitration award. The parties acknowledge that the for a designated by this paragraph (c) have a reasonable relation to this Agreement, and to the parties’ relationship with one another.

(ii) The parties hereby waive, to the fullest extent permitted by applicable law, any objection which they now or hereafter may have to personal jurisdiction or to the laying of venue of any such ancillary suit, action or proceeding brought in any court referred to in paragraph (c) (i) of this Section 11.10 and such parties agree not to plead or claim the same.

SECTION 11.11. Expenses. Except as otherwise specified in this Agreement, the Partnership shall be responsible for all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with its operation.

SECTION 11.12. Amendments and Waivers. (a) This Agreement (including the Annexes hereto) may be amended, supplemented, waived or modified by the written consent of the General Partner; provided that no such amendment, supplement, waiver or modification shall adversely affect a Limited Partner’s Units in any material respect without the written consent of the Limited Partner so affected; provided further, that Schedule I to this Agreement shall be deemed amended from time to time to reflect the admission of a new Partner, the withdrawal or resignation of a Partner, the adjustment of the Units resulting from any forfeiture and reallocation of Unvested Units, the vesting of Unvested Units, and the adjustment of the Units resulting from any Transfer or other disposition of a Unit, in each case that is made in accordance with the provisions hereof.

(b) No failure or delay by any party in exercising any right, power or privilege hereunder (other than a failure or delay beyond a period of time specified herein) shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.

(c) The General Partner may, in its sole discretion, unilaterally amend this Agreement on or before the effective date of the final regulations to provide for (i) the election of a safe harbor under Proposed Treasury Regulation Section 1.83-3(l) (or any similar provision) under which the fair market value of a partnership interest that is transferred is treated as being equal to the liquidation value of that interest, (ii) an agreement by the Partnership and each of its Partners to comply with all of the requirements set forth in such regulations and Notice 2005-43 (and any other guidance provided by the Internal Revenue Service with respect to such election) with respect to all partnership interests transferred in connection with the performance of services while the election remains effective, (iii) the allocation of items of income, gains, deductions and losses required by the final regulations similar to Proposed Treasury Regulation Section 1.704-1(b)(4)(xii)(b) and (c), and (iv) any other related amendments.

(d) Except as may be otherwise required by law in connection with the winding-up, liquidation, or dissolution of the Partnership, each Partner hereby irrevocably waives any and all rights that it may have to maintain an action for judicial accounting or for partition of any of the Partnership’s property.

(e) In the event of a property settlement or separation agreement between a Limited Partner and his or her spouse, such Limited Partner agrees that he or she shall use reasonable efforts to retain all of his or her Units and shall reimburse his or her spouse for any interest he or she may have in the Partnership out of funds, assets or proceeds separate and distinct from his or her interest in the Partnership. To the extent that such Limited Partner is unable, despite his or her exercise of reasonable efforts, to retain all of his or her Units, such Limited Partner shall use reasonable efforts to transfer to his or her spouse only the economic interests of such Limited Partner’s Units, retaining for himself or herself all voting rights relating to his or her Units. Notwithstanding the foregoing, if a spouse or former spouse of a Limited Partner acquires any Units as a registered owner as a result of any such proposed settlement or separation agreement, such spouse or former spouse shall be entitled only to allocation and distributions with respect to his or her Units and shall have no right to vote his or her Units, to participate in the management of the Partnership or to any accounting or information concerning the affairs of the Partnership and shall not have any other rights of a Partner under this Agreement.

SECTION 11.13. No Third Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their permitted assigns and successors and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity, any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. Without limiting the foregoing, any obligation of the Partners to make Capital Contributions to the Partnership under this Agreement is an agreement only between the Partners and no other person or entity, including the Partnership, shall have any rights to enforce such obligations.

SECTION 11.14. Headings. The headings and subheadings in this Agreement are included for convenience and identification only and are in no way intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof.

SECTION 11.15. Construction. Each party hereto acknowledges and agrees it has had the opportunity to draft, review and edit the language of this Agreement and that no presumption for or against any party arising out of drafting all or any part of this Agreement will be applied in any dispute relating to, in connection with or involving this Agreement. Accordingly, the parties hereby waive the benefit of any rule of Law or any legal decision that would require that in cases of uncertainty, the language of a contract should be interpreted most strongly against the party who drafted such language.

SECTION 11.16. Power of Attorney. Each Limited Partner, by its execution hereof, hereby irrevocably makes, constitutes and appoints the General Partner as its true and lawful agent and attorney in fact, with full power of substitution and full power and authority in its name, place and stead, to make, execute, sign, acknowledge, swear to, record and file (a) this Agreement and any amendment to this Agreement that has been adopted as herein provided; (b) the original certificate of limited partnership of the Partnership and all amendments thereto required or permitted by law or the provisions of this Agreement; (c) all certificates and other instruments (including consents and ratifications which the Limited Partners have agreed to provide upon a matter receiving the agreed support of Limited Partners) deemed advisable by the General Partner to carry out the provisions of this Agreement and Law or to permit the Partnership to become or to continue as a limited partnership or partnership wherein the Limited Partners have limited liability in each jurisdiction where the Partnership may be doing business; (d) all instruments that the General Partner deems appropriate to reflect a change or modification of this Agreement or the Partnership in accordance with this Agreement, including, without limitation, the admission of additional Limited Partners or substituted Limited Partners pursuant to the provisions of this Agreement; (e) all conveyances and other instruments or papers deemed advisable by the General Partner to effect the liquidation and termination of the Partnership; and (f) all fictitious or assumed name certificates required or permitted (in light of the Partnership’s activities) to be filed on behalf of the Partnership.

SECTION 11.17. Partnership Status. The parties intend to treat the Partnership as a partnership for U.S. federal income tax purposes.

IN WITNESS WHEREOF, the parties hereto have entered into this Agreement or have caused this Agreement to be duly executed by their respective authorized officers, in each case as of the date first above stated.

EVERCORE PARTNERS INC.

By:
Name: Title:

EVERCORE TEMPORARY GP INC., solely for purposes of withdrawal

By:
Name: Title:

[INITIAL LIMITED PARTNERS]

By:
Name: Title:

SCHEDULE I

PARTNERS; CAPITAL ACCOUNTS; PARTNERSHIP INTERESTS

Partner	Class A-1 Units	Class A-2 Units	Vested Class B-1 Units	Vested Class B-2 Units	Unvested Class B-1 Units	Unvested Class B-2 Units	Unvested Class C Units
Evercore Partners Inc.	[__]	[__]	[__]	[__]	[__]	[__]	[__]

[Partner]	[__]	[__]	[__]	[__]	[__]	[__]	[__]

SCHEDULE II

CAPITAL BALANCES

Partner	Capital Balance
Evercore Partners Inc.	[__]

[Partner]	[__]